Exhibit 99.2

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with Evercore Partners Inc.’s consolidated/combined financial Statements and the related notes included elsewhere in this Form 10-K.

Reorganization

Formation Transaction

Prior to the IPO, our business, or Predecessor Company, had historically been owned by our Senior Managing Directors. On August 10, 2006, and pursuant to a contribution and sale agreement dated as of May 12, 2006, our Senior Managing Directors contributed to Evercore LP each of the various entities included in our historical combined financial statements that were under common control of the members of Evercore LP (“Members”), with the exception of the general partners of ECP I, ECP II and EVP and certain other entities through which Messrs. Altman and Beutner funded their capital commitments to ECP I, forming the Successor Company. The Successor Company has continued to conduct the same business as the Predecessor Company.

More specifically, our Senior Managing Directors contributed to Evercore LP all of the equity interests in:

•

Evercore Group Holdings L.P., a Delaware limited partnership (“EGH”) and its general partner, Evercore Group Holdings L.L.C. EGH wholly owns Evercore Partners Services East L.L.C. (“East”), the operating company that in turn wholly owns the advisors to the ECP II and EVP funds and certain other entities. As part of the Formation Transaction, Evercore Advisors L.L.C., the advisor to ECP I; EGL, Evercore’s registered broker-dealer and Evercore Properties L.L.C., Evercore’s leaseholding entity were sold to East.

•

Evercore GP Holdings L.L.C., a Delaware limited liability company which became a non-managing member of the general partner of ECP II and is entitled to 8% to 9% (depending on the particular fund investment) of any carried interest realized from that fund following the reorganization, which represented 10% of the carried interest then allocable to our Senior Managing Directors.

In exchange for these contributions to Evercore LP, our Senior Managing Directors and certain trusts benefiting certain of their families received 11,787,610 vested and 9,237,670 unvested Evercore LP partnership units. The vesting arrangements applicable to these Evercore LP partnership units are described under “Other Expenses.” In addition, we distributed cash to the Members so as to distribute to them all earnings for the period from January 1, 2006 to the date of the closing of the contribution and sale agreement.

We accounted for this transaction, which we refer to as the “Formation Transaction,” substantially by using the Members’ historical cost of the assets acquired and liabilities assumed and recorded noncontrolling interest to reflect the Members’ ongoing ownership in Evercore LP. We account for the remaining unvested Evercore LP partnership units issued in the Formation Transaction as future compensation expense. See “Follow-On Offering of Evercore Partners Inc. Class A Common Stock”.

Combination with Protego

Protego’s business historically was owned by its directors and other stockholders and conducted by Protego and its subsidiaries and Protego SI S.C. (“Protego SI”). Concurrently with the Formation Transaction, we and Protego undertook the following steps pursuant to the contribution and sale agreement, which we refer to collectively as the “Protego Combination”:

•

Evercore LP acquired Protego and its subsidiaries (including a 70% interest in PCB, Protego’s asset management subsidiary and a 0.5% interest in the Discovery Fund), and Protego SI in exchange for $7.0 million aggregate principal amount of non-interest bearing notes; and

•

Mr. Aspe and the other Protego directors became Senior Managing Directors of Evercore Partners Inc. and subscribed, collectively with certain companies they control, certain trusts benefiting their families and a trust benefiting certain directors and employees of Protego, for 1,760,187 vested and 351,362 unvested Evercore LP partnership units.

Of the $7.0 million in notes issued in consideration for the Protego Combination, $6.05 million was payable in cash and $0.95 million was payable in shares of our Class A common stock valued at the IPO price of $21.00 per share. We issued 45,238 shares of Class A common stock upon repayment of such notes. In addition, Protego distributed to its directors cash, and to the extent cash was not available, interest in certain accounts receivable, so as to distribute to its directors all earnings for the period from January 1, 2005, to the date of the closing of the contribution and sale agreement.

IPO

On August 16, 2006, Evercore Partners Inc. completed the IPO of its Class A common stock by issuing 4,542,500 shares of its Class A common stock, including shares issued to the underwriters pursuant to their election to exercise in full their overallotment option, for cash consideration of $19.53 per share (net of underwriting discounts) to a syndicate of underwriters. Evercore Partners Inc. contributed all of the net proceeds from the IPO to Evercore LP, and Evercore LP issued to Evercore Partners Inc. a number of Evercore LP partnership units equal to the number of shares of Class A common stock that Evercore Partners Inc. issued in connection with the Protego Combination and in the IPO. Evercore Partners Inc. also became the sole general partner of Evercore LP.

As a result of the Formation Transaction, the Protego Combination and the other transactions described above, which we collectively refer to as the “Reorganization,” immediately following the IPO:

•	Evercore Partners Inc. became the sole general partner of Evercore LP and, through Evercore LP and its subsidiaries, operates our business, including the business of Protego;

•

our Senior Managing Directors, including the former directors of Protego, and certain companies they control, certain trusts benefiting certain of their families and a trust benefiting certain directors and employees of Protego held 51 shares of our Class B common stock and 23,136,829 Evercore LP partnership units; and

•

our public stockholders (including certain former stockholders of Protego who received $0.95 million payable in shares of our Class A common stock as described above) collectively owned 4,587,738 shares of Class A common stock.

The Class B common stock provides its holder with no economic rights but entitles the holder to a number of votes that is equal to the number of Evercore LP partnership units held by such holder. Subject to the vesting and transfer restriction provisions of the Evercore LP partnership agreement, the limited partners of Evercore LP are entitled to exchange their Evercore LP partnership units for shares of Class A common stock on a one-for-one basis, subject to customary rate adjustment for stock splits, stock amendments and reclassifications.

Acquisition of Braveheart

On December 19, 2006, we completed the acquisition of Braveheart. Braveheart was organized to provide corporate finance and private equity advisory services, subject to its receipt of applicable regulatory approvals. In exchange for 100% of the outstanding share capital of Braveheart, we paid initial consideration, deferred consideration and earn-out consideration. The initial consideration was comprised of 1,771,820 shares of Evercore Partners Inc. Class A common stock. The deferred consideration was comprised of 590,607 additional shares of Class A common stock. Of this deferred consideration, 159,000 shares were issued to Braveheart shareholders on April 4, 2007 and an additional 431,607 shares were issued to Braveheart shareholders on March 11, 2008. As part of the overall consideration, the Company issued $3.0 million of interest-bearing notes to the former shareholders of Braveheart, due 2010, which bear interest at LIBOR plus 100 basis points and which are redeemable by the holder at any time after October 31, 2007. These notes were paid in full on April 3, 2008. Additionally, we paid $0.4 million in cash as part of the acquisition.

Follow-On Offering of Evercore Partners Inc. Class A Common Stock

On May 23, 2007, we completed a follow-on offering of 1,581,778 shares of Class A common stock for cash consideration of $27.95 per share (net of underwriting discounts). Net proceeds in conjunction with this issuance, after deducting underwriting discounts and commissions and offering expenses, were $42.1 million. We contributed all of the net proceeds from this follow-on offering to Evercore LP, and Evercore LP issued to us 1,581,778 Evercore LP partnership units. We used and intend to use these proceeds to expand and diversify our Advisory and Investment Management businesses and for general corporate purposes in our operating subsidiary, Evercore LP. In conjunction with the follow-on offering, Members exchanged 2,942,932 Evercore LP partnership units for shares of our Class A common stock on a one-for-one basis.

The follow-on offering related transactions resulted in Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, ceasing to beneficially own at least 90% of the aggregate Evercore LP partnership units owned by them on the date of the Reorganization, which in turn resulted in the vesting of 4,735,867, or approximately 50%, of the unvested Evercore LP partnership units, 1,007,064 unvested RSUs and 90,606 unvested shares of restricted stock. The vesting of Evercore LP partnership units resulted in a non-cash charge to compensation expense and an offsetting increase in Noncontrolling Interest of $99.5 million on our Consolidated Statement of Financial Condition as of December 31, 2007, and the vesting of RSUs and restricted stock resulted in a non-cash charge to compensation expense of $23.8 million and an offsetting increase in Evercore Partners Inc. Stockholders’ Equity of $23.8 million on our Consolidated Statement of Financial Condition as of December 31, 2007. We refer to the above transactions collectively as the “Follow-On Offering.” Prior to the Follow-On Offering, each holder of Class B common stock had effectively ceded their voting rights with respect to their ownership of Class B common stock and Evercore LP partnership units to Messrs. Altman, Beutner and Aspe. Subsequent to the Follow-On Offering, each holder of Class B common stock is entitled to one vote for each Evercore LP partnership unit held by such holder.

At the completion of the Follow-On Offering, 976,904, or 50%, of the non-forfeited, unvested RSUs issued in conjunction with the IPO vested. As with the unvested Evercore LP partnership units, the RSUs that vested were charged to expense at the completion of the Follow-On Offering based on the grant date fair value of the Class A common stock deliverable pursuant to such RSUs, which is the IPO price of the Class A common stock of $21.00 per share. Accordingly, at the completion of the Follow-On Offering we recorded a non-cash equity-based compensation charge associated with the vesting of these previously unvested RSUs of $20.5 million. Following the completion of the Follow-On Offering, if all of the remaining unvested and unforfeited RSUs as of December 31, 2008 were to vest at some point in the future, based on the grant date fair value of the Class A common stock deliverable pursuant to such RSUs of $21.00 per share, the total amount of compensation expense that we will record in connection with the vesting of these unvested RSUs would be approximately $14.9 million. To the extent unvested RSUs vest, they are included in weighted average shares outstanding for purposes of calculating basic and diluted net income per share attributable to Evercore Partners Inc. common shareholders, which has a dilutive effect on these measures.

In the first six months of 2007 and prior to the Follow-On Offering, and in connection with new hiring activity, we granted (1) 90,479 RSUs with a grant date fair value of $33.27 per unit, 30,160 of which were fully vested and 60,319 of which were unvested and vest upon the same conditions as the unvested Evercore LP partnership units issued in connection with the Reorganization and (2) 90,606 shares of restricted stock with a grant date fair value of $33.64 per share, all of which were unvested and vest upon the earlier of one year following the date of grant or when Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 90% of the aggregate Evercore LP partnership units owned by them on the date the Reorganization was effected. At the completion of the

Follow-On Offering, 30,160 of these RSUs and all of these 90,606 shares of restricted stock vested and we accordingly recorded a non-cash equity-based compensation charge of $3.3 million in connection therewith.

Prior to the Follow-On Offering, Members exchanged 2,942,932 Evercore LP partnership units that they held on a one-for-one basis for shares of our Class A common stock. In addition, Evercore LP partnership units held by Members may be exchanged in the future for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. This exchange and any such future exchanges are expected to result in an increase in the tax basis of the tangible and intangible assets of Evercore LP. These increases in tax basis increase (for tax purposes) amortization and, therefore, reduce the amount of tax that we would otherwise be required to pay.

We have entered into a tax receivable agreement with Members that provides for the payment by us to an exchanging Member of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of these increases in tax basis. We expect to benefit from the remaining 15% of cash savings, if any, in income tax that we realize. While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors, including the timing of exchanges, the extent to which such exchanges are taxable and the amount and timing of our income, we expect that, as a result of the size of the increases of the tangible and intangible assets of Evercore LP attributable to our interest in Evercore LP, during the expected term of the tax receivable agreement, the payments that we may make to our Members could be substantial.

Assuming no material changes in the relevant tax law, and that we earn sufficient taxable income to realize the full tax benefit of the increased amortization, we expect that future payments to our Members in respect of the exchange of Evercore LP partnership units that occurred prior to the Follow-On Offering to aggregate approximately $40.2 million, resulting in payments of approximately, on average, $1.9 million per year, based on a value of the Class A common stock of $29.50 per share. Future payments to our Members in respect of subsequent exchanges pursuant to the tax receivable agreement would be in addition to these amounts and are expected to be substantial.

The effects of the tax receivable agreement on our Consolidated Statement of Financial Condition as a result of the exchange of 2,942,932 Evercore LP partnership units by Members prior to the Follow-On Offering were as follows:

•

we recorded an increase of $45.6 million in deferred tax assets for the estimated income tax effects of the increase in the tax basis of the assets owned by Evercore LP, based on enacted federal and state tax rates at the date of the transaction. To the extent we estimate that we will not realize the full benefit represented by the deferred tax asset, based on an analysis of expected future earnings, we will reduce the deferred tax asset with a valuation allowance; and

•

we recorded 85% of the estimated realizable tax benefit (which is the recorded deferred tax asset less any recorded valuation allowance) as an increase of $38.8 million between Amounts Due Pursuant to Tax Receivable Agreements and Payable to Employees and Related Parties and the remaining 15% of the estimated realizable tax benefit, or $6.8 million, as an increase to Additional Paid-In-Capital.

Therefore, as of the date of the exchange of the Evercore LP partnership units, on a cumulative basis the net effect of accounting for income taxes and the tax receivable agreement on our consolidated/combined financial statements was a net increase in Evercore Partners Inc. Stockholders’ Equity of 15% of the estimated realizable tax benefit. The amounts that were recorded for both the deferred tax asset and the liability for our obligations under the tax receivable agreement have been estimated. Any additional payments under the tax receivable agreement that will further increase the tax benefits and the estimated payments under the tax receivable agreement have not been included in this estimate. All of the effects of changes in any of our estimates after the date of the exchange will be included in net income attributable to Evercore Partners Inc. Similarly, the effect of subsequent changes in the enacted tax rates will be included in net income attributable to Evercore Partners Inc. Future exchanges of Evercore LP partnership units for our shares of Class A common stock will be accounted for in a similar manner.

Comparability of Results for Various Periods

The Successor Company results represent the consolidated results of Evercore Partners Inc. and its subsidiaries subsequent to our IPO on August 10, 2006. The Predecessor Company results represent the results of the combined entities known as Evercore Holdings prior to the Reorganization. Both the Predecessor and Successor Company results have been prepared in accordance with U.S. GAAP.

As discussed above, during 2006 we entered into several material transactions that make it more difficult to compare the results of 2008 and 2007 with 2006. In particular:

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the Formation Transaction, which includes the elimination of the financial results of the general partners of the ECP I, ECP II and EVP funds and certain other entities through which Messrs. Altman and Beutner had invested capital in the ECP I fund, which was not contributed to Evercore LP; and

•

the Protego and Braveheart acquisitions which resulted in the inclusion of each of the acquired entity’s financial results, as well as certain purchase accounting adjustments, such as the recording of intangible assets and their periodic amortization.

In addition to the inclusion and exclusion of the results of certain entities, the transactions mentioned above had additional effects on our results that also limit the ability to compare 2008 and 2007 with 2006 principally:

•

prior to the IPO, Evercore was not subject to federal income taxes, but was subject to New York City Unincorporated Business Tax (“UBT”) and New York City general corporation taxes. As a result of the IPO, the operating business entities of Evercore were restructured and a portion of Evercore’s income is subject to U.S. federal income taxes, as well as foreign, state and local taxes; and

•

payments for services rendered by Evercore’s Senior Managing Directors were historically accounted for as distributions of members’ capital rather than as compensation expense. Following the IPO, management has included all payments for services rendered by the Senior Managing Directors in Employee Compensation and Benefits Expense.

Key Financial Measures

Revenue

Total revenues reflect revenues from our Advisory and Investment Management business segments that includes transaction-related client reimbursements plus other revenue. Net revenues reflect total revenues less interest expense related to repurchase agreements, Senior Notes and other borrowings.

Advisory. Our Advisory business earns fees from our clients for providing advice on mergers, acquisitions, restructurings, leveraged buy-outs, recapitalizations and other corporate transactions. The amount and timing of the fees paid vary by the type of engagement. In general, fees are paid at the time we sign an engagement letter, during the course of the engagement or when an engagement is completed. The majority of our advisory revenue comes from fees that are dependent on the successful completion of a transaction. A transaction can fail to be completed for many reasons, including failure to agree upon final terms with the counterparty, to secure necessary board or shareholder approvals, to secure necessary financing or to achieve necessary regulatory approvals.

Revenue trends in our Advisory business generally are correlated to the volume of M&A activity and restructurings. However, deviations from this trend can occur in any given year for a number of reasons. For example, changes in our market share or the ability of our clients to close certain large transactions can cause our revenue results to diverge from the level of overall M&A or restructuring activity.

We operate in a highly-competitive environment where there are no long-term contracted sources of revenue and each revenue-generating engagement is separately awarded and negotiated. Our list of clients, including our list of clients with whom there is a currently active revenue-generating engagement, changes continually. We gain new clients through our business development initiatives, through recruiting additional senior investment banking professionals who bring with them client relationships and through referrals from executives, directors, attorneys and other parties with whom we have relationships. We may also lose clients as a result of the sale or merger of a client, a change in a client’s senior management, competition from other investment banks and other causes.

Investment Management. Our Investment Management business includes operations related to the management of the private equity funds, Institutional Asset Management, Wealth Management and other business activities. Revenue sources primarily include management fees, performance fees (including carried interest), fees earned from portfolio company fees and gains (or losses) on our investments.

Management fees are generally a percentage of committed capital or invested capital at rates agreed with the investment funds we manage or with the individual client. Performance fees are earned when specified benchmarks are exceeded. In certain circumstances, such fees are subject to “claw-back” provisions. Portfolio Company fees include monitoring, director and transaction fees associated with services provided to the portfolio companies of the private equity funds we manage. Gains and losses include both realized and unrealized gains and losses on principal investments, including those arising from our equity interest in investment partnerships.

Transaction-Related Client Reimbursements. In both our Advisory and Investment Management segments we make various transaction-related expenditures, such as travel and professional fees, on behalf of our clients. Pursuant to the engagement letters with our clients or the contracts with the limited partners in the private equity funds we manage, these expenditures may be reimbursable. We define these expenses as transaction-related expenses and record such expenditures as incurred and record revenue when it is determined that clients have an obligation to reimburse us for such transaction-related expenses. Client expense reimbursements are recorded as revenue on the Consolidated/Combined Statements of Operations on the later of the date an engagement letter is executed or the date we pay or accrue the expense.

Net Interest Revenue. Net interest revenue is derived primarily from investing customer funds in financing transactions by PCB. These transactions are principally repurchases and resales of Mexican government securities. Revenue and expenses associated with these transactions are recognized over the term of the repurchase or resale transaction. Net interest revenue also includes interest expense associated with the Senior Notes, as well as income earned on marketable securities and cash deposited with financial institutions.

Operating Expenses

Employee Compensation and Benefits Expense. Prior to the IPO, our employee compensation and benefits expense reflected compensation solely to non-Senior Managing Directors. Historically, payments for services rendered by our Senior Managing Directors, including all salaries and bonuses, had been accounted for as distributions from members’ capital rather than as employee compensation and benefits expense. As a result, our employee compensation and benefits expense and net income had not reflected payments for services rendered by our Senior Managing Directors. Following the IPO, we include all payments for services rendered by our Senior Managing Directors in employee compensation and benefits expense.

The Company maintains compensation programs, including base salary, cash and equity bonus awards and benefits programs and manages compensation to estimates of competitive levels based on market conditions. Our level of compensation for the current period reflects our plan to maintain competitive compensation levels to retain key personnel during market down cycles, as well as the impact of new Senior Managing Directors, hired in 2008 and 2007, on 2008 compensation expense, including grants of equity awards valued at 2008 and 2007 stock prices.

Increasing the number of high-caliber Senior Managing Directors is critical to our growth efforts. Typically newly hired Senior Managing Directors don’t start until the middle of a calendar year, and the new hires do not begin to generate significant revenue in the year they are hired.

We changed our annual compensation program during the second quarter of 2007 to include stock-based compensation awards as a component of the annual bonus awards for certain Senior Managing Directors. These equity awards are subject to annual vesting requirements over a four-year period beginning at the date of grant, which generally occurs in the first quarter of each year; accordingly, the expense is being amortized over the vesting period.

Non-Compensation Expenses. The balance of our operating expenses includes costs for occupancy and equipment rental, professional fees, travel and related expenses, communications and information services, depreciation and amortization and other operating expenses. We refer to all of these expenses as non-compensation expenses. We incurred significant additional non-compensation expenses in 2007 and 2006 associated with compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Other Expenses

Other Expenses include stock-based compensation costs associated with the IPO and the May 2007 Follow-On Offering, a 2007 stock-based compensation charge related to a severance agreement, a charge associated with deferred consideration pursuant to the Braveheart Sale and Purchase Agreement in 2008, amortization of intangibles associated with the acquisitions of Protego and Braveheart, Special Charges in connection with the 2008 write-off of certain capitalized costs associated with Evercore Capital Partners (“ECP”) capital raising and employee severance, accelerated share-based vesting and other costs related to the closing of the Los Angeles office and Acquisition and Transition Costs incurred in connection with acquisitions currently in process.

Approximately two-thirds of the Evercore LP partnership units received by our Senior Managing Directors, other than Mr. Altman and Mr. Beutner, in the Formation Transaction and two-thirds of the Evercore LP partnership units received by the directors of Protego (who became our Senior Managing Directors), other than Mr. Aspe, and certain companies they control and a trust benefiting directors and employees of Protego in the Protego Combination are, with specified exceptions, subject to forfeiture and re-allocation to other Senior Managing Directors (or, in the event that there are no eligible Senior Managing Directors, forfeiture and cancellation) if the Senior Managing Director ceases to be employed by us prior to the occurrence of specified vesting events. 4,735,867, or approximately 50%, of these unvested Evercore LP partnership units vested in conjunction with the Follow-On Offering. In addition, the Company entered into a severance agreement with an employee which modified the award terms that resulted in the Company expensing the value of the employee’s unvested Evercore LP partnership units. The remaining unvested Evercore LP partnership units issued will vest upon the earliest to occur of the following events:

•

when Messrs. Altman, Beutner and Aspe, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 50% of the aggregate Evercore LP partnership units owned by them at the time of the Reorganization;

•	a change of control of Evercore; or

•	two of Messrs. Altman, Beutner and Aspe are not employed by, or do not serve as a director of, Evercore Partners Inc. or one of its affiliates within a 10-year period following the IPO.

In addition, 100% of the remaining unvested Evercore LP partnership units held by a Senior Managing Director will vest if such Senior Managing Director dies or becomes disabled while in our employ. Our Equity Committee, which is comprised of Messrs. Altman and Aspe, may also accelerate vesting of unvested Evercore LP partnership units at any time.

Post Reorganization, on August 10, 2006, we account for the unvested Evercore LP partnership units as compensation paid to employees in accordance with SFAS No. 123(R), Share-Based Payments (“SFAS 123(R)”), which we adopted effective January 1, 2006. The unvested Evercore LP partnership units vest based on the achievement of one of the performance and service vesting conditions as described above. In accordance with SFAS 123(R), accruals of compensation costs for awards with a performance or service condition are based on the probable outcome of that service or performance condition. Compensation cost is accrued if it is probable that the performance condition will be achieved and is not accrued if it is not probable that the performance condition will be achieved.

We had heretofore concluded that it was not probable that the conditions relating to a decline in the collective beneficial ownership of Messrs. Altman, Beutner and Aspe (and trusts benefiting their families and permitted transferees), a change of control of Evercore or a lack of continued association of Messrs. Altman, Beutner and Aspe with Evercore would be achieved, or that the death or disability condition during the employment period would be satisfied. Accordingly, prior to the Follow-On Offering, we had not been accruing compensation expense relating to any unvested Evercore LP partnership units. We recorded compensation expense in conjunction with the vesting that occurred due to the Follow-On Offering as described above, and we continue to believe that it is not probable that the remaining conditions relating to vesting of Evercore LP partnership units will be achieved, or that the death or disability condition during the employment period will be satisfied. Accordingly, we do not intend to accrue compensation expense in the future relating to the remaining unvested Evercore LP partnership units unless such conditions become probable.

Mr. Beutner announced his retirement from the Company on May 1, 2008. Management has assessed the impact of Mr. Beutner’s retirement on the Evercore LP partnership unit vesting events discussed above and has concluded that no such condition has become probable at this time. Management has concluded that, at the current time, the disassociation of Mr. Altman or Mr. Aspe with the Company within ten years subsequent to the IPO date is not probable. There have not been any stated changes in the intentions of either Mr. Altman or Mr. Aspe to terminate their employment or current roles and functions with the Company.

Provision for Income Taxes

Prior to August 10, 2006, we had not been subject to U.S. federal income tax, but had been subject to the New York City UBT and New York City general corporate tax on our U.S. earnings, including certain non-income tax fees in other jurisdictions where we had registered offices and conduct business. Our operations were historically organized as a series of partnerships, limited liability companies and Subchapter S corporations. Taxes related to income earned by these entities represent obligations of the individual members, partners or shareholders and have not historically been reflected in the accompanying consolidated/combined financial statements. Commencing August 10, 2006, Evercore Partners Inc. became subject to U.S. corporate federal income tax on its allocable share of income. We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the recognition of tax benefits or expenses on temporary differences between the financial reporting and tax bases of its assets and liabilities.

Noncontrolling Interest

On a historical basis, our noncontrolling interest consisted of unaffiliated third party interests in the general partner of EVP. Following the IPO, we no longer consolidate the general partner of that fund and, accordingly, noncontrolling interest related to EVP is no longer reflected in our financial results. We do, however, record significant noncontrolling interest relating to the ownership interest of our Senior Managing Directors and their estate planning vehicles in Evercore LP, as well as the portions of PCB and EWM not owned by Evercore. As described in Note 1 to our consolidated/combined financial statements herein, Evercore Partners Inc. is the sole general partner of Evercore LP. Accordingly, although Evercore Partners Inc. has a minority economic interest in Evercore LP, it has a majority voting interest and controls the management of Evercore LP. As a result, Evercore Partners Inc. consolidates Evercore LP and records a noncontrolling interest for the economic interest in Evercore LP held by the limited partners.

During 2007, the vesting of additional Evercore LP partnership units described above under “ – Other Expenses” resulted in an increase in the noncontrolling interest relating to the ownership interest of our Senior Managing Directors and their estate planning vehicles in Evercore LP. This was partially offset by the exchange of our Class A common stock for Evercore LP partnership units and the purchase of additional Evercore LP partnership units by us in conjunction with the Follow-On Offering.

Results of Operations

Following is a discussion of our results of operations for the years ended December 31, 2008, 2007 and 2006. For a more detailed discussion of the factors that affected the revenue and operating expenses of our Advisory and Investment Management business segments in these periods, see the discussion in “Business Segments” below.

Historical results for periods prior to the IPO and subsequent thereto are not comparable. For example, in results of operations for periods prior to our IPO on August 10, 2006, payments for services rendered by our Senior Managing Directors were reflected as distributions to members, while such payments are reflected as compensation expense in subsequent periods.

Operating Expenses include: a) employee compensation and benefits expenses that are incurred directly in support of the segments and b) non-compensation expenses, which include expenses for premises and occupancy, professional fees, travel and entertainment, communications and information services, equipment and indirect support costs (including compensation and other operating expenses related thereto) for administrative services. Such administrative services include, but are not limited to, accounting, tax, legal, facilities management and senior management activities. Other Expenses include stock-based compensation costs associated with the IPO and the May 2007 Follow-On Offering, a 2007 stock-based compensation charge related to a severance agreement, a charge associated with deferred consideration pursuant to the Braveheart Sale and Purchase Agreement in 2008, amortization of intangibles associated with the acquisitions of Protego and Braveheart, Special Charges in connection with the 2008 write-off of certain capitalized costs associated with ECP capital raising and employee severance, accelerated share-based vesting and other costs related to the closing of the Los Angeles office and Acquisition and Transition Costs incurred in connection with acquisitions currently in process.

The global financial markets have experienced unprecedented disruption and volatility during 2008 and therefore difficult market conditions persisted throughout most of the year. Contraction in worldwide credit markets due in part to sub-prime lending issues, volatile currency and commodity markets, major write-downs within the financial sector and volatile oil prices have raised significant uncertainty about the state of the U.S. and global economies. These economic and market conditions have negatively affected our financial performance in both our Advisory and Investment Management businesses, particularly in the second half of 2008, and may continue to adversely affect our financial performance in 2009.

We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties, nor can we assess the impact of all potentially applicable factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

	Consolidated			Consolidated	Combined
	For the Twelve Months Ended			For the Period
	December 31, 2008	December 31, 2007	December 31, 2006*	August 10, 2006 through December 31, 2006	January 1, 2006 through August 9, 2006	Variance
	SUCCESSOR	SUCCESSOR		SUCCESSOR	PREDECESSOR	2008 v. 2007	2007 v. 2006
	(dollars in thousands, except per share data)
REVENUES
Advisory Revenue	$181,608	$295,751	$183,781	$87,659	$96,122	(39)%	61%
Investment Management Revenue	9,440	20,158	23,451	6,591	16,860	(53)%	(14)%
Other Revenue	33,885	24,141	9,265	8,622	643	40%	161%

TOTAL REVENUES	224,933	340,050	216,497	102,872	113,625	(34)%	57%
Interest Expense	30,278	18,451	8,500	6,794	1,706	64%	117%

NET REVENUES	194,655	321,599	207,997	96,078	111,919	(39)%	55%

EXPENSES
Operating Expenses	188,975	235,502	106,862	63,268	43,594	(20)%	120%
Other Expenses	15,064	141,032	7,003	7,003	—	(89)%	NM

TOTAL EXPENSES	204,039	376,534	113,865	70,271	43,594	(46)%	231%

INCOME (LOSS) BEFORE INCOME TAXES	(9,384)	(54,935)	94,132	25,807	68,325	83%	NM
Provision for Income Taxes	179	12,401	8,398	6,030	2,368	(99)%	48%

NET INCOME (LOSS)	(9,563)	(67,336)	85,734	19,777	65,957	86%	NM
Net Income (Loss) Attributable to Noncontrolling Interest	(4,850)	(32,841)	15,997	15,991	6	85%	NM

NET INCOME (LOSS) ATTRIBUTABLE TO EVERCORE PARTNERS INC.	$(4,713)	$(34,495)	$69,737	$3,786	$65,951	86%	NM

DILUTED NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO EVERCORE PARTNERS INC. COMMON SHAREHOLDERS	$(0.36)	$(3.38)	N/A	$0.76	N/A	89%	NM

*	Represents aggregate successor and predecessor results for the period presented. The aggregated results are non-U.S. GAAP financial measures and should not be used in isolation or substitution of predecessor and successor results. The aggregated results help to provide a full-year presentation of our results for comparability purposes.

As of December 31, 2008, Evercore’s total headcount was 335 employees compared with 290 as of December 31, 2007. Evercore’s increase in headcount is illustrated as follows:

	As of December 31,
	2008
	Evercore U.S.	Evercore Mexico	Evercore Europe	Total	2007	2006
Senior Managing Directors:
Advisory	20	6	8	34	28	21
Investment Management	8	1	—	9	9	9
Corporate	2	—	—	2	3	3
Portfolio Managers	8	—	—	8	—	—
Other Professionals and Support Staff	156	103	23	282	250	214

Total	194	110	31	335	290	247

2008 versus 2007

During 2008, our business operations have been materially affected by adverse financial and economic conditions in the U.S. and abroad. As a result, we have experienced significant decreases in our Net Revenues compared to 2007. Net revenue was $194.7 million in 2008; a decrease of $126.9 million, or 39%, versus net revenue of $321.6 million in 2007. In 2008, Net revenues reflect interest on our Senior Notes.

Total Operating Expenses were $189.0 million in 2008 as compared to $235.5 million in 2007, a 20% decrease. Employee Compensation and Benefits Expense, as a component of Operating Expenses, was $139.2 million in 2008, a decrease of $34.1 million, or 20%, versus expense of $173.3 million in the same period in 2007. The decrease is primarily due to lower amounts of discretionary compensation reflecting lower revenues in 2008. Non-compensation expenses as a component of Operating Expenses were $49.8 million in 2008, a decrease of $12.4 million, or 20% over non-compensation operating expenses of $62.2 million in 2007. Non-compensation operating expenses decreased in 2008 as compared to 2007 primarily as a result of decreases in Professional Fees pursuant to cost reduction measures implemented in 2008. The decrease was partially offset by an increase in Travel and Related Expenses and Communications and Information Services as a result of increased travel associated with higher headcount and increased research costs. The decrease in Professional Fees is primarily related to the completion of projects associated with Sarbanes-Oxley compliance as well as renegotiated contracts with vendors.

Total Other Expenses of $15.1 million in 2008 relate to Acquisition and Transition Costs of $1.6 million incurred in connection with acquisitions currently in process, Special Charges of $4.1 million in connection with the write-off of certain capitalized costs associated with ECP capital raising and employee severance, accelerated share-based vesting and other costs related to the closing of the Los Angeles office, $7.5 million of deferred consideration pursuant to the Braveheart Sale and Purchase Agreement and amortization of intangibles associated with the acquisitions of Protego and Braveheart of $1.9 million. Total Other Expenses of $141.0 million in 2007 relate to the costs incurred for the vesting of Evercore LP partnership units and stock-based awards associated with the completion of the Follow-On Offering in May 2007 of $123.6 million, a stock-based compensation component of a severance agreement of $2.3 million and the amortization of intangible assets associated with the acquisitions of Protego and Braveheart of $15.0 million.

The provision for income taxes in 2008 was $0.2 million, which reflected an effective tax rate of (1.9)%. This provision was impacted by certain discrete adjustments and non-deductable equity-based share grants resulting from a decline in our share price from the date of grant to the date of vesting, which were permanent in nature, as well as a valuation allowance on deferred tax assets associated with one of our entities in Mexico. The provision for income taxes for 2007 was $12.4 million, which reflected an effective tax rate of (22.6%), largely resulting from the non-deductable equity-based compensation expense associated with the May 2007 Follow-on Offering.

Net Loss Attributable to Noncontrolling Interest was $(4.9) million in 2008 compared to $(32.8) million in 2007, reflecting lower net loss for 2008.

2007 versus 2006

Net revenue was $321.6 million in 2007, an increase of $113.6 million, or 55%, versus net revenue of $208.0 million in 2006.

Total Operating Expenses were $235.5 million in 2007 as compared to $106.9 million in the same period in 2006, a 120% increase. Employee Compensation and Benefits Expense, as a component of Operating Expenses, was $173.3 million in 2007, an increase of $104.8 million, or 153%, versus expense of $68.6 million in the same period in 2006. The 153% increase includes $23.3 million of compensation awarded to new Senior Managing Directors in 2007. Employee Compensation and Benefits Expense for 2006 is not comparable to 2007 because Employee Compensation and Benefits Expense prior to the IPO excluded payments to Senior Managing Directors for services rendered, as these payments were reflected as distributions to Members and not reflected as an expense. During 2007, we revised our annual compensation program to include stock-based compensation awards as a component of the annual bonus awards for certain Senior Managing Directors. Non-compensation expenses as a component of Operating Expenses were $62.2 million in 2007, an increase of $23.9 million, or 62% over non-compensation operating expenses of $38.3 million in 2006. Non-compensation operating expenses increased in 2007 as compared to the same period in 2006 as a result of additional facility expenses associated with the Company’s expanded space in New York and transition costs related to the move into that space, incremental costs associated with Sarbanes-Oxley compliance, costs incurred relating to new business initiatives, regulatory reporting and other costs incurred as a public company and recruitment fees associated with the hiring of additional Senior Managing Directors. Additionally, the inclusion of non-compensation expenses for Protego and Evercore Europe further increased non-compensation expenses for 2007 as compared to the same period in 2006.

Total Other Expenses of $141.0 million in 2007 relate to the costs incurred for the vesting of Evercore LP partnership units and stock-based awards associated with the completion of the Follow-On Offering in May 2007 of $123.6 million, a stock-based compensation component of a severance agreement of $2.3 million and the amortization of intangible assets associated with the acquisitions of Protego and Braveheart of $15.0 million. Costs incurred for the vesting of stock-based awards associated with the IPO were $4.3 million in 2006. Amortization of intangible assets in the same period was $2.7 million.

The 2007 provision for income taxes was $12.4 million, an increase of $4.0 million versus $8.4 million in 2006. The increased tax expense was due to the fact that a portion of our taxable net income was taxed as a C corporation and subject to federal, state and local income taxes for all of 2007, which resulted in an increased tax expense, and the impact associated with the one-time event from the Follow-On Offering which resulted in a book loss for U.S. GAAP reporting, but taxable income from an income tax perspective. Additionally, the results were also affected by the addition of Protego and Braveheart, after their respective acquisitions, which were taxed at their respective applicable foreign country tax rates. Prior to the IPO, we operated in the U.S. as a series of partnerships, limited liability companies and Subchapter S corporations and therefore were not subject to federal and state income taxes.

Net Income (Loss) Attributable to Noncontrolling Interest was ($32.8) million in 2007 compared to $16.0 million in 2006 due to the impact of the Follow-On Offering.

Business Segments

The following data presents revenue, expenses and contributions by business segment. Each segment’s Operating Expenses include: (1) compensation and benefits expense incurred directly in support of the businesses of the segment, (2) non-compensation expenses, which include directly incurred expenses for premises and occupancy, professional fees, travel and entertainment, communications and information services and equipment and (3) an allocation of indirect support costs (including compensation and other operating expenses related thereto) for administrative services. These administrative services include certain finance, tax, legal, compliance, facilities management and senior management activities. Such support costs are allocated to the relevant segments based on various statistics such as headcount, square footage, transactional volume and revenue. Corporate level Operating Expenses for prior periods have been allocated to their appropriate business segments to conform to the current presentation. Other Expenses include stock-based compensation costs associated with the IPO and the May 2007 Follow-On Offering, a 2007 stock-based compensation charge related to a severance agreement, a charge associated with deferred consideration pursuant to the Braveheart Sale and Purchase Agreement in 2008, amortization of intangibles associated with the acquisitions of Protego and Braveheart, Special Charges in connection with the 2008 write-off of certain capitalized costs associated with ECP capital raising and employee severance, accelerated share-based vesting and other costs related to the closing of the Los Angeles office and Acquisition and Transition Costs incurred in connection with acquisitions currently in process.

Advisory

The following table summarizes the operating results of the Advisory segment.

	Consolidated			Consolidated	Combined	Variance
	For the Twelve Months Ended			For the Period
	December 31, 2008	December 31, 2007	December 31, 2006*	August 10, 2006 through December 31, 2006	January 1, 2006 through August 9, 2006
	SUCCESSOR	SUCCESSOR		SUCCESSOR	PREDECESSOR	2008 v. 2007	2007 v. 2006
	(dollars in thousands)
ADVISORY REVENUES
Advisory Revenue	$181,608	$295,751	$183,781	$87,659	$96,122	(39)%	61%
Other Revenue, net	5,020	3,959	216	1,036	(820)	27%	NM

NET ADVISORY REVENUES	186,628	299,710	183,997	88,695	95,302	(38)%	63%

ADVISORY EXPENSES
Operating Expenses	157,097	193,204	86,442	54,401	32,041	(19)%	124%
Other Expenses	9,336	114,000	6,262	6,262	—	(92)%	NM

TOTAL ADVISORY EXPENSES	166,433	307,204	92,704	60,663	32,041	(46)%	231%

ADVISORY CONTRIBUTION (LOSS)	$20,195	$(7,494)	$91,293	$28,032	$63,261	NM	NM

*	Represents aggregate successor and predecessor results for the period presented. The aggregated results are non-U.S. GAAP financial measures and should not be used in isolation or substitution of predecessor and successor results. The aggregated results help to provide a full-year presentation of our results for comparability purposes.

For the twelve months ended December 31, 2008, the level of M&A activity was lower than for the twelve months ended December 31, 2007, as evidenced by the following industry statistics regarding the volume of transactions:

	Twelve Months Ended December 31,
	2008	2007	2006
Industry Statistics ($ in billions)*
Value of North American M&A Deals Announced	$1,077	$1,746	$1,648
Value of North American M&A Deals Completed	$1,044	$1,934	$1,469
Value of Global M&A Deals Announced	$2,869	$4,079	$3,527
Value of Global M&A Deals Completed	$2,746	$3,965	$3,008

Evercore Statistics**
Total Number of Advisory Clients	149	145	126
Advisory Clients With Fees of at Least $1 million	50	55	31

*	Source: Thomson Financial February 23, 2009

**	Includes revenue generating clients only

As of December 31, 2008, Evercore’s total headcount in its Advisory segment was 211 employees, compared with 173 as of December 31, 2007. Evercore’s Advisory headcount was as follows:

	As of December 31,
	2008				2007	2006
	Evercore U.S.	Evercore Mexico	Evercore Europe	Total

Senior Managing Directors	20	6	8	34	28	21
Other Advisory Professionals	82	33	12	127	107	83
Direct Support Staff	32	11	7	50	38	29

Total	134	50	27	211	173	133

Advisory Results of Operations

2008 versus 2007

Advisory Revenue, including Other Revenue, net, allocated to this segment, was $186.6 million in 2008 compared to $299.7 million in 2007, which represents a decrease of 38%. Our U.S. and European Advisory businesses earned Advisory Revenue from 86 different clients during 2008, compared to 76 different clients during 2007. Our Mexican Advisory business earned Advisory Revenue from 63 different clients during 2008, compared to 69 different clients during 2007. There has been a decrease in the number of large transactions, which has resulted in fewer large transaction fees earned by us in 2008. The dollar value of North American and Global M&A completed transactions decreased 46% and 31%, respectively, compared to 2007, which is consistent with the decrease in Advisory Revenue for 2008.

In 2008, Operating Expenses were $157.1 million as compared to $193.2 million in 2007, a decrease of $36.1 million, or 19%. Employee Compensation and Benefits Expense, as a component of Operating Expenses, was $116.4 million as compared to $147.1 million in 2007. The decrease is primarily due to lower incentive compensation due to lower revenues in 2008, offset in part by increased headcount. Advisory non-compensation expenses, as a component of Operating Expenses, for 2008, were $40.7 million as compared to $46.1 million for 2007. Non-compensation operating expenses decreased in 2008 as compared to 2007 primarily as a result of decreases in Professional Fees. The decrease was partially offset by an increase in Travel and Related Expenses and Communications and Information Services as a result of increased travel and research costs. The decrease in Professional Fees is primarily related to the completion of projects associated with Sarbanes-Oxley compliance as well as renegotiated contracts with vendors.

Other Expenses of $9.3 million in 2008 relate to a charge associated with deferred consideration pursuant to the Braveheart Sale and Purchase Agreement of $7.5 million, as well as amortization of intangibles associated with the acquisitions of Protego and Braveheart of $1.9 million. Other Expenses of $114.0 million in 2007 relate to the costs incurred for the vesting of Evercore LP partnership units and stock-based awards associated with the completion of the Follow-On Offering in May 2007 of $97.7 million, a stock-based component of a severance agreement of $1.1 million and the amortization of intangible assets associated with the acquisitions of Protego and Braveheart of $15.0 million.

2007 versus 2006

Advisory Revenue, including Other Revenue, net, allocated to this segment, was $299.7 million in 2007 compared to $184.0 million in 2006, which represents an increase of 63%. This increase reflects a higher number of transactions closed in 2007 than in 2006, notwithstanding a challenging M&A market in the second half of 2007. Our U.S. and European Advisory businesses earned Advisory Revenue from 76 different clients during 2007, compared to 64 different clients in 2006. Our Mexican Advisory business earned Advisory Revenue from 69 different clients during 2007, compared to 62 different clients in 2006.

In 2007, Operating Expenses were $193.2 million as compared to $86.4 million in the same period for 2006, an increase of $106.8 million, or 124%. Employee Compensation and Benefits Expense, as a component of Operating Expenses, was $147.1 million as compared to $58.9 million in the same period for 2006. Employee Compensation and Benefits Expense for 2006 is not comparable to 2007 because Employee Compensation and Benefits Expense prior to the IPO excluded payments to Senior Managing Directors for services rendered, as these payments were reflected as distributions to Members and not reflected as an expense. The 2007 increase was partially due to the costs of new Senior Managing Director hires. Advisory non-compensation expenses, as a component of Operating Expenses, were $46.1 million in 2007, an increase of $18.6 million versus non-compensation operating expenses of $27.5 million in 2006. Non-compensation expenses increased due to the impact of incremental costs associated with Sarbanes-Oxley compliance and expanded headcount and increased deal activity in the Advisory business, resulting in higher occupancy, travel and technology related expenses, the increase in deal- and transaction-related expenses potentially billable to clients and the expansion of space in New York. Additional increases in non-compensation expenses are associated with the Advisory businesses of the entities acquired in the second half of 2006 that are not included for the entire year ended December 31, 2006.

Other Expenses of $114.0 million in 2007 relate to the costs incurred for the vesting of Evercore LP partnership units and stock-based awards associated with the completion of the Follow-On Offering in May 2007 of $97.7 million, a stock-based component of a severance agreement of $1.1 million and the amortization of intangible assets associated with the acquisitions of Protego and Braveheart of $15.0 million. Costs incurred for the vesting of stock-based awards associated with the IPO were $3.6 million in 2006. Amortization of intangible assets in the same period in 2006 was $2.7 million.

Investment Management

The following table summarizes the operating results of the Investment Management segment.

	Consolidated			Consolidated	Combined	Variance
	For the Twelve Months Ended			For the Period
	December 31, 2008	December 31, 2007	December 31, 2006*	August 10, 2006 through December 31, 2006	January 1, 2006 through August 9, 2006
	SUCCESSOR	SUCCESSOR		SUCCESSOR	PREDECESSOR	2008 v. 2007	2007 v. 2006
	(dollars in thousands)
PRIVATE EQUITY
Management Fees Including Portfolio Company Fees	$9,538	$14,608	$16,727	$4,441	$12,286	(35)%	(13)%
Realized and Unrealized Gains Including Carried Interest	1,664	5,580	5,861	918	4,943	(70)%	(5)%

	11,202	20,188	22,588	5,359	17,229	(45)%	(11)%
INSTITUTIONAL ASSET MANAGEMENT
Management Fees	1,367	1,166	191	191	—	17%	510%
Realized and Unrealized Gains (Losses) Including Performance Fees	(2,779)	(1,196)	672	1,041	(369)	(132)%	NM

	(1,412)	(30)	863	1,232	(369)	NM	NM
WEALTH MANAGEMENT	(350)	—	—	—	—	NM	NM

Investment Management Revenue	9,440	20,158	23,451	6,591	16,860	(53)%	(14)%
Other Revenue, net	(1,413)	1,731	549	792	(243)	NM	215%

NET INVESTMENT MANAGEMENT REVENUES	8,027	21,889	24,000	7,383	16,617	(63)%	(9)%

INVESTMENT MANAGEMENT EXPENSES
Operating Expenses	31,878	42,298	20,420	8,867	11,553	(25)%	107%
Other Expenses	5,728	27,032	741	741	—	(79)%	NM

TOTAL INVESTMENT MANAGEMENT EXPENSES	37,606	69,330	21,161	9,608	11,553	(46)%	228%

INVESTMENT MANAGEMENT CONTRIBUTION (LOSS)	$(29,579)	$(47,441)	$2,839	$(2,225)	$5,064	38%	NM

*	Represents aggregate successor and predecessor results for the period presented. The aggregated results are non-U.S. GAAP financial measures and should not be used in isolation or substitution of predecessor and successor results. The aggregated results help to provide a full-year presentation of our results for comparability purposes.

Investment Management Results of Operations

Our private equity funds earn management fees of 2% on committed capital during their investment period and 1% of invested capital thereafter. By January 2008, all of our U.S. funds completed their investment period, causing a step-down in fees, resulting in a 35% decline in management fees earned for the twelve months ended December 31, 2008. Management fees for our Mexican private equity fund, EMCP II, were calculated on committed capital. For the twelve months ended December 31, 2008, management fee calculations for U.S. funds were based on $431.6 million of invested capital at 1% and $113.0 million of committed capital. For the twelve months ended December 31, 2007, the management fee for U.S. funds was based on $76.9 million of invested capital at 1% and $637.9 million of committed capital at 2%. We expect management fees to decline over the remaining life of the funds as the funds continue to exit their portfolio company holdings. Our Institutional Asset and Wealth Management businesses earn management fees based on total assets under management.

In addition, the General Partner of private equity funds earns carried interest of 20% based on the Fund’s performance, provided it exceeds preferred return hurdles to its limited partners. The Company owns 8%-9% of the carried interest earned by the General Partner of ECP II and 100% of Carried Interest in EMCP II. For the twelve months ended December 31, 2008, ECP II generated $1.7 million of Realized and Unrealized Gains Including Carried Interest.

2008 versus 2007

Net Investment Management Revenue was $8.0 million in 2008, a decrease of $13.9 million, or 63%, as compared to $21.9 million in 2007. Private Equity revenue, as a component of Investment Management Revenue, was $11.2 million in 2008, a decrease of $9.0 million, or 45%, compared to Private Equity revenue of $20.2 million in 2007. Private Equity revenue declined in 2008 compared to 2007 primarily due to the step-down in management fees in 2008 from 2% of committed capital to 1% of invested capital in accordance with the ECP II partnership agreement in addition to smaller realized and unrealized gains, including carried interest.

Institutional Asset Management generated $1.4 million of negative revenue in 2008, compared to revenue of $0 million in 2007. The decrease is primarily attributable to losses in EAM’s business and losses on our direct investment in some of EAM’s funds, as well as our share of the start-up losses associated with HighView, which are included in Institutional Asset Management in Realized and Unrealized Gains (Losses) Including Performance Fees. This decrease was partially offset by increases in fees related to the growth of assets under management in PCB.

In Wealth Management, our portion of the losses incurred in conjunction with our start-up investment in Pan was partially offset by nominal revenue earned by EWM.

Other Revenue, net, was $(1.4) million in 2008, a decrease of $3.1 million versus 2007, reflecting interest expense related to the Senior Notes.

Investment Management Operating Expenses were $31.9 million in 2008, a decrease of $10.4 million, versus expenses of $42.3 million in 2007. Employee Compensation and Benefits Expense, as a component of Operating Expenses, was $22.8 million in 2008, a $3.5 million, or 13% decrease compared to 2007. Non-compensation expenses as a component of Operating Expenses in 2008 decreased by $6.9 million, or 43%, compared to 2007 as a result of decreases in Professional Fees. The decrease in Professional Fees is primarily related to the completion of projects associated with Sarbanes-Oxley compliance, as well as renegotiated contracts with vendors.

Total Other Expenses of $5.7 million in 2008 relate to Acquisition and Transition Costs of $1.6 million incurred in connection with acquisitions currently in process and Special Charges of $4.1 million in connection with the write-off of certain capitalized costs associated with ECP capital raising and employee severance, accelerated share-based vesting and other costs related to the closing of the Los Angeles office. Other Expenses of $27.0 million in 2007 relate to the costs incurred for the vesting of Evercore LP partnership units and stock-based awards associated with the completion of the Follow-On Offering in May 2007 of $25.9 million and a stock-based component of a severance agreement of $1.1 million.

2007 versus 2006

Net Investment Management Revenue was $21.9 million in 2007, a decrease of $2.1 million, or 9%, as compared to $24.0 million in the same period of 2006. Private Equity revenue, as a component of Investment Management Revenue, was $20.2 million in 2007, a decrease of $2.4 million, or 11%, compared to Private Equity revenue of $22.6 million in 2006. The overall decline is due to portfolio company transaction fees earned for the 2006 period that did not recur during 2007. In addition, predecessor results include the results of entities that were not contributed to the Successor Company pursuant to the IPO. Institutional Asset Management generated minimal revenue in 2007, a decrease of $0.9 million compared to 2006. The decrease is attributable to losses in EAM’s business and losses on our direct investment in some of EAM’s funds, partially offset by increases in fees related to the strong growth of assets under management in the U.S. and Mexico. Other Revenue, net, was $1.7 million for 2007, an increase of $1.2 million versus 2006.

Investment Management expenses were $69.3 million in 2007, an increase of $48.2 million, versus expenses of $21.2 million in 2006. Investment Management expenses for 2007 include charges related to the costs incurred for the vesting of Evercore LP partnership units and stock-based awards associated with the completion of the Follow-On Offering in May of 2007.

Investment Management Operating Expenses were $42.3 million in 2007 as compared to $20.4 million in 2006, a 107% increase. Employee Compensation and Benefits Expense, as a component of Operating Expenses, was $26.3 million in 2007, a $16.6 million, or 171% increase compared to 2006. Employee Compensation and Benefits Expense for 2006 is not comparable to 2007 because Employee Compensation and Benefits Expense prior to the IPO excluded payments to Senior Managing Directors for services rendered, as these payments were reflected as distributions to Members and not reflected as an expense. The 2007 increase is partially due to the costs of new Senior Managing Director hires. Non-compensation expenses as a component of Operating Expenses in 2007 increased by $5.3 million, compared to 2006 as a result of incremental costs associated with Sarbanes-Oxley compliance, costs incurred relating to new business initiatives, the increased occupancy expense relating to the new office space and non-compensation costs associated with the inclusion of Protego’s asset management business for all of 2007, partially offset by the decrease in spending for professional fees and a decrease in travel and related expenses.

Other Expenses of $27.0 million in 2007 relate to the costs incurred for the vesting of Evercore LP partnership units and stock-based awards associated with the completion of the Follow-On Offering in May 2007 of $25.9 million and a stock-based component of a severance agreement of $1.1 million.

Cash Flows

Our operating cash flows are primarily influenced by the timing and receipt of advisory and investment management fees, and the payment of operating expenses, including bonuses to our Senior Managing Directors and employees and interest expense on our Senior Notes. Our investing and financing cash flows are primarily influenced by activities to deploy capital to fund investments, raise capital through the issuance of stock or debt, payment of dividends and other periodic distributions to our stakeholders. Advisory fees are generally collected within 90 days of billing. Fees from our private equity investment management activities are generally collected over a half year period from billing. The Company traditionally pays a substantial portion of incentive compensation to personnel in the Advisory business and to executive officers during the first three months of each calendar year with respect to the prior year’s results. The Company generally makes dividend payments and other distributions on a quarterly basis. A summary of the Company’s operating, investing and financing cash flows is as follows:

	Consolidated			Combined
	For the Twelve Months Ended		For the Period
	December 31, 2008	December 31, 2007	August 10, 2006 through December 31, 2006	January 1, 2006 through August 9, 2006
	SUCCESSOR	SUCCESSOR	SUCCESSOR	PREDECESSOR
	(dollars in thousands)
Cash Provided By (Used In):
Operating activities:
Net income (loss)	$(9,563)	$(67,336)	$19,777	$65,957
Noncash charges	43,589	150,618	4,209	(3,412)
Other operating activities	(15,756)	62,836	(29,393)	(3,421)

Operating activities	18,270	146,118	(5,407)	59,124
Investing activities	(112,235)	(7,508)	1,971	(2,059)
Financing activities	90,029	(10,519)	52,455	(78,562)
Effect of exchange rate changes	(13,637)	(36)	43	—

Net Increase (Decrease) in Cash and Cash Equivalents	(17,573)	128,055	49,062	(21,497)
Cash and Cash Equivalents:
Beginning of Period	193,475	65,420	16,358	37,855

End of Period	$175,902	$193,475	$65,420	$16,358

2008. Cash and Cash Equivalents were $175.9 million at December 31, 2008, a decrease of $17.6 million versus Cash and Cash Equivalents of $193.5 million at December 31, 2007. Operating activities during 2008 resulted in a net inflow of $18.3 million, principally driven by cash earnings and a decrease in accounts receivable. Cash of $112.2 million was used in investing activities primarily to purchase marketable securities, as well as the Company’s commitment to contribute capital to the private equity funds and Pan. Financing activities during the year provided cash of $90.0 million, primarily due to $120.0 million of cash inflows from the Senior Notes and Warrants issued, offset by $16.6 million of distributions to Evercore LP limited partners, $7.1 million in Treasury Stock Purchased and dividends paid of $6.2 million.

2007. Cash and Cash Equivalents were $193.5 million at December 31, 2007, an increase of $128.1 million versus Cash and Cash Equivalents of $65.4 million at December 31, 2006. During 2007, cash of $146.1 million was provided by operating activities. Cash of $7.5 million was used in investing activities primarily for the Purchase of Furniture, Equipment and Leasehold Improvements, and Investments. Financing activities during the period used cash of $10.5 million, primarily due to $42.1 million of cash provided by the Follow-On Offering, which was offset by $4.7 million of dividends paid and $47.2 million used for distributions to Evercore LP partners, excluding Evercore Partners Inc.

2006. Cash and Cash Equivalents were $65.4 million at December 31, 2006, an increase of $49.1 million from August 9, 2006, the last day prior to the Reorganization. During the 144 day period ended December 31, 2006, cash of $5.4 million was used by operating activities, comprised mainly of net income attributable to Evercore Partners Inc. of $3.8 million offset by net changes in operating activities of $9.2 million. Cash of $2.0 million was provided by investing activities, principally from proceeds from the sale of investments and cash acquired in the acquisition of Braveheart, offset by purchases of furniture, equipment and leasehold improvements and investments. Financing activities during the period provided cash of $52.5 million, primarily from the net proceeds from the IPO, offset by payments for short-term borrowings and notes payable associated with the purchase of Protego.

Cash and Cash Equivalents at August 9, 2006 decreased $21.5 million from December 31, 2005. During the 221 day period ended August 9, 2006, cash of $59.1 million was provided by operating activities, comprised mainly of net income attributable to Evercore Partners Inc. of $66.0 million, offset by net changes in operating activities of $6.8 million. Cash of $2.1 million was used in investing activities, principally for the purchase of Investments and Furniture, Equipment and Leasehold Improvements, offset by cash provided by Proceeds from Investments, and cash received in the acquisition of Protego. Financing activities during the period used cash of $78.6 million, primarily for distributions to Senior Managing Directors, offset by increases in short-term borrowings.

Liquidity and Capital Resources

General

Our current assets include Cash and Cash Equivalents, Marketable Securities and Accounts Receivable in relation to advisory and investment management revenues. Our current liabilities include accrued expenses and employee compensation. We traditionally have made payments for employee bonuses and year-end distributions to partners in the first quarter of the year with respect to the prior year’s results. Cash distributions related to partnership tax allocations are made to the partners of Evercore LP in accordance with the Company’s corporate estimated payment calendar; these payments are made prior the end of each calendar quarter. In addition, dividends on Class A common shares are paid when and if declared by the Board of Directors, which is generally quarterly.

We regularly monitor our liquidity position, including cash, other significant working capital current assets and liabilities, long-term liabilities, lease commitments, principal investment commitments related to our Investment Management business, dividends on Class A Common shares, partnership distributions and other matters relating to liquidity and compliance with regulatory requirements. Our liquidity is highly dependent on our revenue stream from our operations, principally from our advisory business, which is a function of closing transactions and earning success fees, the timing and realization of which is irregular and dependent upon factors which are not subject to our control. Our revenue stream funds the payment of our expenses, including annual bonus payments, interest expense on our Senior Notes and income taxes. Payments made for income taxes may be reduced by deductions taken for the increase in tax basis of the Company’s investment in Evercore LP. These tax deductions, when realized, require payment under our long-term liability, Amounts Due Pursuant to Tax Receivable Agreements. The Company intends to fund these payments from cash and cash equivalents on hand, principally derived from cash flows from the operations of the Company. These tax deductions, when realized, will result in cash otherwise required to satisfy tax obligations becoming available for other purposes. Our Management Committee meets regularly to monitor our liquidity and cash positions against our short and long-term obligations as well as our capital commitments. The result of this review contributes to management’s recommendation to the Board of Directors as to the level of quarterly dividend payments, if any.

As a financial services firm, our businesses are materially affected by conditions in the global financial markets and economic conditions throughout the world. The domestic and global markets and economic conditions have been disruptive and volatile throughout 2008. In particular, the cost and availability of funding have been and may continue to be adversely affected by illiquid credit markets and wider credit spreads. In addition, global equity prices have declined significantly. As a result of concern about the stability of markets and the strength of counterparties, many lenders and institutional investors have materially reduced funding to many borrowers. Revenue generated by our Advisory business is directly related to the number and value of the transactions in which we are involved. During periods of unfavorable market or economic conditions, the number and value of M&A transactions generally has decreased, thereby reducing the demand for our advisory services among financial services companies seeking such engagements. Our operating results are adversely affected by any such reduction in the number or value of mergers and acquisitions transactions. This reduction has been partially offset by an increase in restructuring advisory activity. In addition, as a result of the market and general economic downturn, the private equity funds that our Investment Management business manages have been impacted by reduced valuations and opportunities to exit and realize value from their investments and our Institutional Asset Management business has generated lower revenue because investment advisory fees we receive typically are in part based on the market value of underlying publicly traded securities. Our profitability may also be adversely affected by our fixed costs and the possibility that we would be unable to scale back other costs within a time frame sufficient to match any decreases in revenue relating to changes in market and economic conditions.

During the second quarter of 2008, our Board of Directors authorized the repurchase of up to $25.0 million of Evercore Class A Common Stock and/or Evercore LP partnership units. Under this share repurchase program, shares may be repurchased from time to time in open market transactions, in privately-negotiated transactions or otherwise. The timing and the actual number of shares repurchased will depend on a variety of factors, including legal requirements, price and economic and market conditions. This program may be suspended or discontinued at any time and does not have a specified expiration date. In addition, periodically, we buy shares into treasury from our employees in order to fund the minimum tax requirements for share deliveries under our share equity plan. During 2008, we repurchased 466,843 shares for $7.1 million related to share deliveries.

On August 21, 2008, we entered into a Purchase Agreement with Mizuho pursuant to which Mizuho purchased from us $120.0 million principal amount of Senior Notes and the Warrants to purchase 5,454,545 shares of Evercore Class A Common Stock at $22.00 per share expiring in 2020. The holder of the Senior Notes may require us to purchase, for cash, all or any portion of the holder’s Senior Notes upon a change of control of the Company for a price equal to the aggregate accreted amount of such Senior Notes, (the “Accreted Amount”), plus accrued and unpaid interest. Senior Notes held by Mizuho will be redeemable at the Accreted Amount at the option of the Company at any time within 90 days following the date on which Mizuho notifies the Company that it is terminating their new strategic alliance agreement (“Strategic Alliance Agreement”). Senior Notes held by any holder other than Mizuho will be redeemable at the Accreted Amount (plus accrued and unpaid interest) at the option of the Company at any time beginning on the third anniversary of closing. In the event of a default under the indenture, the trustee or holders of 33  1/3% of the Senior Notes may declare that the Accreted Amount is immediately due and payable.

Pursuant to the agreement, Mizuho may not transfer the Senior Notes or Warrants until either (a) after August 16, 2012 or (b) if the Strategic Alliance Agreement is terminated, the later of the third anniversary of the closing of the purchase of the Senior Notes and Warrants or one year following such termination. We have a right of first offer on any proposed transfer by Mizuho of the Warrants, Common Stock purchased in the open market or acquired by exercise of the Warrants and associated Common Stock issued as dividends.

The exercise price for the Warrants is payable, at the option of the holder of the Warrants, either in cash or by tender of Senior Notes at the Accreted Amount, at any point in time.

Pursuant to the agreement with Mizuho, Evercore is subject to certain covenants. As of December 31, 2008, we are in compliance with all of these covenants.

We have made certain capital commitments, with respect to our investment activities, which are included in the Contractual Obligations section below.

PCB maintains a line of credit with BBVA Bancomer to fund its trading activities on an intra-day and overnight basis. The intra-day facility is approximately $7.2 million and secured with trading securities. No interest is charged on the intra-day facility. The overnight facility is charged the Inter-Bank Balance Interest Rate plus 10 basis points and is secured with trading securities. There have been no significant draw downs on PCB’s line of credit since August 10, 2006. The line of credit is renewable annually.

Certain of the Company’s subsidiaries are registered entities and are subject to capital requirements. For further information see Note 19 to our consolidated/combined financial statements.

Collateralized Financing Activity at PCB

PCB enters into repurchase agreements with clients seeking overnight money market returns whereby PCB transfers to the clients Mexican government securities in exchange for cash and concurrently agrees to repurchase the securities at a future date for an amount equal to the cash exchanged plus a stipulated premium or interest factor. PCB deploys the cash received from, and acquires the securities deliverable to, clients under these repurchase arrangements by purchasing securities in the open market or by entering into reverse repurchase agreements with unrelated third parties. We account for these repurchase and reverse repurchase agreements as collateralized financing transactions. We record a liability on our Consolidated Statements of Financial Condition in relation to repurchase transactions executed with clients as Securities Sold Under Agreements to Repurchase. We record as assets on our Consolidated Statements of Financial Condition, Financial Instruments Owned and Pledged as Collateral at Fair Value (where we have acquired the securities deliverable to clients under these repurchase arrangements by purchasing securities in the open market) and Securities Purchased Under Agreements to Resell (where we have acquired the securities deliverable to clients under these repurchase agreements by entering into reverse repurchase agreements with unrelated third parties). These Mexican government securities included in Financial Instruments Owned and Pledged as Collateral at Fair Value on the Consolidated Statements of Financial Condition have an estimated average time to maturity of approximately 3.0 years and are pledged as collateral against repurchase agreements which are collateralized financing agreements. Generally, collateral is posted equal to the contract value at inception and is subject to market changes. These repurchase agreements are primarily with institutional customer accounts managed by PCB, are generally in overnight maturities and permit the counterparty to pledge the securities. Increases and decreases in asset and liability levels related to these transactions are a function of growth in PCB’s assets under management as well as clients’ investment allocations requiring positioning in repurchase transactions.

PCB has procedures in place to monitor the daily risk limits for positions taken, as well as the credit risk based on the collateral pledged under these agreements against their contract value from inception to maturity date. The daily risk measure is Value at Risk, which is a statistical measure, at a 98% confidence level, of the potential losses from adverse market movements in an ordinary market environment based on a historical simulation using the prior year’s historical data. PCB’s Risk Management Committee meets monthly to analyze the overall market risk exposure based on positions taken, as well as the credit risk based on the collateral pledged under these agreements against the contract value from inception to maturity date.

As of December 31, 2008 and 2007, a summary of PCB’s assets, liabilities and risk measures related to its collateralized financing activities is as follows:

	December 31,
	2008		2007
	Amount	Market Value of Collateral Received or (Pledged)	Amount	Market Value of Collateral Received or (Pledged)
	(dollars in thousands)
Assets
Financial Instruments Owned and Pledged as Collateral at Fair Value	$191,507		$226,868
Securities Purchased Under Agreements to Resell	92,770	$92,580	58,834	$58,641

Total Assets	284,277		285,702
Liabilities
Securities Sold Under Agreements to Repurchase	(284,745)	$(284,086)	(285,864)	$(285,508)

Net Assets (Liabilities)	$(468)		$(162)

Risk Measures
Value at Risk	$108		$25

Sensitivity to a 100 basis point increase in the interest rate	$(537)		$(838)

Sensitivity to a 100 basis point decrease in the interest rate	$549		$860

Contractual Obligations

The following table sets forth information relating to our contractual obligations as of December 31, 2008:

	Payment Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(dollars in thousands)
Capital Lease Obligations	$129	$53	$76	$—	$—
Operating Lease Obligations	158,154	12,252	24,094	22,501	99,307
Tax Receivable Agreements	40,160	1,816	5,733	6,137	26,474
Notes Payable, Including Interest	194,880	6,240	12,480	12,480	163,680
Investment Management Commitments	183,374	16,624	95,288	61,000	10,462

Total	$576,697	$36,985	$137,671	$102,118	$299,923

In conjunction with the lease of office space in New York and San Francisco, the Company has entered into unsecured letters of credit in the amounts of $4.9 million.

As of December 31, 2008, we are unable to make reasonably reliable estimates of the period of cash settlement with the respective taxing authority, hence, per Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109 (“FIN 48”), unrecognized tax benefits have been excluded from the above commitments and contractual obligations.

PCB maintains a line of credit with BBVA Bancomer to fund its trading activities on an intra-day and overnight basis. The intra-day facility is approximately $7.2 million and secured with trading securities. No interest is charged on the intra-day facility. The overnight facility is charged the Inter-Bank Balance Interest Rate plus 10 basis points and is secured with trading securities. There have been no significant draw downs on PCB’s line of credit since August 10, 2006. The line of credit is renewable annually.

We had total commitments (not reflected on our Consolidated Statements of Financial Condition) relating to future principal investments of $11.3 million and $9.1 million as of December 31, 2008 and 2007, respectively. We expect to fund these commitments with cash flows from operations. We may be required to fund these commitments at any time through December 2017, depending on the timing and level of investments by our private equity funds.

On July 21, 2008, we committed to purchase preferred capital of approximately $10.0 million to Pan, an asset management firm. The capital is expected to be drawn down as needed over a period of seven years, subject to the Board’s approval. As of December 31, 2008, we had $5.1 million of remaining capital committed to Pan.

On September 8, 2008, we committed, subject to certain conditions, to a capital investment of $150.0 million to HighView, a newly-created asset management firm. The Capital is expected to be drawn down as needed over a period of four to five years.

During January 2009, we agreed to lease 5,632 square feet of office space at One Post Office Square, Boston, Massachusetts.

Off-Balance Sheet Arrangements

We do not invest in any off-balance sheet vehicles that provide liquidity, capital resources, market or credit risk support, or engage in any leasing activities that expose us to any liability that is not reflected in our consolidated/combined financial statements.

Market Risk and Credit Risk

The Company, in general, is not a capital-intensive organization and as such, is not subject to significant market or credit risks. Nevertheless, we have established procedures to assess both the market and credit risk, as well as specific investment risk, exchange rate risk and credit risk related to receivables.

Market and Investment Risk

Private Equity Funds

Through our principal investments in our private equity funds and our ability to earn carried interest from these funds, we face exposure to changes in the estimated fair value of the companies in which these funds invest. The Company’s professionals devote considerable time and resources to work closely with the portfolio company’s management to assist in designing a business strategy, allocating capital and other resources and evaluating expansion or acquisition opportunities. On a quarterly basis, we perform a comprehensive analysis and valuation of all of the portfolio companies. Our analysis includes reviewing the current market conditions and valuations of each portfolio company.

We estimate that a hypothetical 10% adverse change in the value of the private equity funds would result in a decrease in pre-tax income of approximately $2.8 million for 2008.

Institutional Asset Management

The Company maintains an equity interest in EAM of 32.7% and also invests in funds managed by EAM. The funds managed by EAM principally hold readily-marketable investment securities. EAM is an institutional investment management firm that manages deep value investments in small- and mid-capitalization companies. As of December 31, 2008, the fair value of the Company’s investments with EAM products, based on closing prices, was $3.5 million.

We estimate that a hypothetical 10% adverse change in the market value of the investments would have resulted in a decrease in pre-tax income of approximately $0.3 million for 2008.

PCB

See “-Liquidity and Capital Resources” above for a discussion of collateralized financing transactions at PCB.

Exchange Rate Risk

We have foreign operations in Mexico and the United Kingdom; their respective functional currencies are the Mexican peso and British pound sterling. We have not entered into any transactions to hedge our exposure to these foreign exchange fluctuations through the use of derivative instruments or otherwise. An appreciation or depreciation of any of these currencies relative to the U.S. dollar would result in an adverse or beneficial impact to the Company’s financial results. A significant portion of the Company’s Latin American revenues have been, and will continue to be, derived from contracts denominated in Mexican pesos and Evercore Europe’s revenue and expenses are denominated primarily in British pounds sterling and euro. Historically, the value of these foreign currencies has fluctuated relative to the U.S. dollar. For the twelve months ended December 31, 2008, the net impact of the fluctuation of foreign currencies recorded in Accumulated Other Comprehensive Income was $16.4 million. It is currently not our intention to hedge our foreign currency exposure and we will reevaluate this policy from time to time.

Credit Risks

Accounts Receivable consists primarily of advisory fees and expense reimbursements billed to our clients. Receivables are reported net of any allowance for doubtful accounts. We maintain an allowance for bad debts to provide coverage for probable losses from our customer receivables and derive the estimate through specific identification for the allowance for doubtful accounts and an assessment of the client’s creditworthiness. As of December 31, 2008 and 2007, total receivables amounted to $22.8 million and $47.7 million, respectively, net of an allowance. The Advisory and Investment Management receivables collection periods generally are within 90 days of invoice. The collection period for restructuring transactions and private equity fee receivables may exceed 90 days. The Company recorded minimal bad debt expense for each of the twelve months ended December 31, 2008 and 2007.

With respect to our Marketable Securities portfolio, which is comprised of highly rated corporate bonds and equity securities, we manage our credit risk exposure by limiting concentration risk and maintaining minimum credit quality. As of December 31, 2008, we had Marketable Securities of $103.5 million, of which 97% were corporate bonds with Moody’s ratings ranging from A1 to Aaa and 3% were equity securities.

Critical Accounting Policies and Estimates

The consolidated/combined financial statements included in this report are prepared in conformity with U.S. GAAP, which requires management to make estimates and assumptions regarding future events that affect the amounts reported in our consolidated/combined financial statements and their notes, including reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. We base these estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ materially from those estimates. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the presentation of our financial condition and results of operations and require management’s most difficult, subjective and complex judgments.

Revenue Recognition

Advisory Revenue

We earn advisory revenue through: 1) success fees based on the occurrence of certain events which may include announcements or completion of various types of financial transactions; 2) retainer arrangements and 3) fairness opinions.

We recognize advisory revenue when: 1) there is evidence of an arrangement with a client; 2) agreed upon services have been provided; 3) fees are fixed or determinable and 4) collection is reasonably assured.

Fees paid in advance of services rendered are initially recorded as deferred revenue, which is recorded within Other Current Liabilities on the Consolidated Statements of Financial Condition, and recognized as advisory revenue ratably over the period in which the related service is rendered.

Investment Management Revenue

Our Investment Management business generates revenues from the management of the private equity funds and client assets invested with Institutional Asset Management and Wealth Management teams.

Private Equity – Revenue from the Private equity sector is earned from Management fees, Portfolio Company fees, Performance fees and Gains (Losses) on investments in private equity funds.

Management fees are contractually based and are derived from Investment Management services provided in originating, recommending and consummating investment opportunities to private equity funds. Management fees are typically paid in advance on committed capital during the private equity funds’ investment period, and on invested capital, thereafter. Management fees are initially recorded as deferred revenue and revenue is recognized ratably, thereafter, over the period during which services are provided. The management fees may provide for a management fee offset for certain portfolio company fees we earn.

We also record performance fee revenue from the private equity funds when the returns on the private equity funds’ investments exceed certain threshold minimums. These performance fees, or carried interest, are computed in accordance with the underlying private equity funds’ partnership agreements and are based on investment performance over the life of each investment partnership. Performance fees are recorded as revenue as earned pursuant to the client agreements.

Institutional Asset Management – Revenue earned from the Institutional Asset Management sector includes PCB’s management fees and performance fees. Interest revenue is derived from investing customer funds in financing transactions with PCB. These transactions are primarily repurchases and resales of Mexican government securities. Revenue and expenses associated with these transactions are recognized over the term of the repurchase or resale transaction.

Wealth Management – Revenue from the Wealth Management sector is earned through the management of client investment portfolios. Market value based management fees are charged as a percentage of assets under management and recognized on an accrual basis.

Valuation

The valuation of our investments in securities and of our financial investments in the funds we manage impacts both the carrying value of direct investments and the determination of performance fees, including carried interest. Effective January 1, 2008, we adopted SFAS No. 157, Fair Value Measurements (“SFAS 157”), which among other things requires enhanced disclosures about financial instruments carried at fair value. See Note 10 to the consolidated/combined financial statements for further information. Level I investments include financial instruments owned and pledged as collateral and our investments in equity securities. Level II investments include our investments in corporate bonds. We do not have any Level III investments as of December 31, 2008.

We adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”), which permits entities the option to measure most financial instruments and certain other items at fair value at specified election dates and to report related unrealized gains and losses in earnings. We adopted SFAS 159 on January 1, 2008 and have not elected to apply the fair value option to any specific financial assets or liabilities.

Marketable Securities

Investments in corporate bonds are accounted for as available-for-sale under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. These securities are carried at fair value on the Consolidated Statements of Financial Condition. Unrealized gains and losses are reported as net increases or decreases to Accumulated Other Comprehensive Income (Loss), net of tax, while realized gains and losses on these securities are determined using the specific identification method and are included in Other Revenue on the Consolidated/Combined Statements of Operations.

We invest in readily-marketable equity securities which are managed by EAM. These securities are valued using quoted market prices on applicable exchanges or markets. The realized and unrealized gains and losses on these securities are included in the Consolidated/Combined Statements of Operations in Investment Management Revenue.

Marketable Securities transactions are recorded as of the trade date.

Financial Instruments Owned and Pledged as Collateral at Fair Value

Our Financial Instruments Owned and Pledged as Collateral at Fair Value consist principally of foreign government obligations, which are recorded on a trade-date basis and are stated at quoted market values. Related gains and losses are reflected in Other Revenue on the Consolidated/Combined Statements of Operations. We pledge our Financial Instruments Owned and Pledged as Collateral at Fair Value to collateralize certain financing arrangements which permits the counterparty to pledge the securities.

Equity Compensation

Share-Based Payments – On December 16, 2004, the FASB issued SFAS 123(R). SFAS 123(R) supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the Consolidated/Combined Statements of Operations based on their fair values. Prior to the Reorganization, we operated as a series of partnerships, limited liability companies and Subchapter S corporations and had not historically issued stock-based compensation awards. We adopted SFAS 123(R) on January 1, 2006. See “– Key Financial Measures – Operating Expenses – Employee Compensation and Benefits Expense” for a discussion on expense related to vesting of Evercore LP partnership units, RSUs and shares of restricted stock that we recorded as a result of the completion of the Follow-On Offering.

Post Reorganization, on August 10, 2006, we account for the unvested Evercore LP partnership units as compensation paid to employees in accordance with SFAS 123(R), which we adopted effective January 1, 2006. Compensation cost is accrued if it is probable that the performance condition will be achieved and is not accrued if it is not probable that the performance condition will be achieved. See Note 17 to the consolidated/combined financial statements herein for further information.

Income Taxes

As part of the process of preparing our consolidated/combined financial statements, we are required to estimate income taxes in each of the jurisdictions in which we operate. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. This process requires us to estimate our actual current tax liability and to assess temporary differences resulting from differing book versus tax treatment of items, such as deferred revenue, compensation and benefits expense, unrealized gains on long-term investments and depreciation. These temporary differences result in deferred tax assets and liabilities, which are included within our Consolidated Statements of Financial Condition. We must then assess the likelihood that deferred tax assets will be recovered from future taxable income, and, to the extent we believe that recovery is not more-likely-than- not, we must establish a valuation allowance. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Management considers the level of historical taxable income, scheduled reversals of deferred taxes, projected future taxable income and tax planning strategies that can be implemented by us in making this assessment. If actual results differ from these estimates or we adjust these estimates in future periods, we may need to adjust our valuation allowance, which could materially impact our consolidated financial condition and results of operations.

In addition, in order to determine the quarterly tax rate, we are required to estimate full year pre-tax income and the related annual income tax expense in each jurisdiction. Changes in the geographic mix or estimated level of annual pre-tax income can affect our overall effective tax rate. Furthermore, our interpretation of complex tax laws may impact our measurement of current and deferred income taxes.

On January 1, 2007, we adopted FIN 48. FIN 48 provides a benefit recognition model with a two-step approach consisting of “more-likely-than-not” recognition criteria, and a measurement attribute that measures the position as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. FIN 48 also requires the recognition of liabilities created by differences between tax positions taken in a tax return and amounts recognized in the financial statements. See Note 20 to the consolidated/combined financial statements herein in regard to the impact of the adoption of FIN 48 on our consolidated/combined financial statements.

Impairment of Assets

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, Goodwill is tested for impairment annually or more frequently if circumstances indicate impairment may have occurred. In this process, we make estimates and assumptions in order to determine the fair value of our reporting units and to project future earnings using valuation techniques, including a discounted cash flow model. We use our best judgment and information available to us at the time to perform this review. Because our assumptions and estimates are used in projecting future earnings as part of the valuation, actual results could differ. Intangible assets with finite lives are amortized over their estimated useful lives which are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable as prescribed by SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. In addition to Goodwill and Intangible Assets, we annually assess our Equity Method Investments for impairment per APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. For the year ended December 31, 2008, we concluded there was no impairment of Goodwill, Intangible Assets and Equity Method Investments.

Recently Issued Accounting Standards

SFAS 141(R) – In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”). SFAS 141(R) requires the acquiring entity in a business combination to recognize the full fair value of assets acquired and liabilities assumed in the transaction (whether a full or partial acquisition); establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; requires expensing of most transaction and restructuring costs; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. SFAS 141(R) is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. As a result of the issuance of SFAS 141(R), we recognized Acquisition and Transition Costs for the twelve months ended December 31, 2008. See Note 5 to the consolidated/combined financial statements herein.

FSP FAS 157-3 – In October 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market For That Asset Is Not Active (“FSP FAS 157-3”), which clarifies the application of SFAS 157 in an inactive market and provides an illustrative example to demonstrate how the fair value of a financial asset is determined when the market for that financial asset is inactive. FSP FAS 157-3 was effective upon issuance and did not have a material impact on our financial condition, results of operations or cash flows.

FSP FAS 140-4 and FIN 46(R)-8 – In December 2008, the FASB issued FSP No. FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities. This FSP requires public entities to provide additional disclosures about transfers of financial assets. It also amends FASB Interpretation No. 46 to require public enterprises, including sponsors that have a variable interest in a variable interest entity, to provide additional disclosures about their involvements with variable interest entities. The disclosures required by this FSP are intended to provide greater transparency to financial statement users about a transferor’s continuing involvement with transferred financial assets and an enterprise’s involvement with variable interest entities and qualifying special purpose entities. This FSP is effective for the first reporting period ending on or after December 15, 2008 and was adopted as of December 31, 2008.

FSP EITF 99-20-1– In January 2009, the FASB issued FSP No. EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20. This FSP amends the impairment guidance in EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets, to achieve more consistent determination of whether an other-than-temporary impairment has occurred. The FSP also retains and emphasizes the objective of an other-than-temporary impairment assessment and the related disclosure requirements in FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, and other related guidance. The FSP is effective for interim and annual reporting periods ending after December 15, 2008. The adoption of FSP No. EITF 99-20-1 did not have a material impact on our financial condition, results of operations or cash flows.

EITF 08-6 – In November 2008, the FASB issued EITF 08-6, Equity Method Investment Accounting Considerations. The objective of this EITF is to clarify the accounting for certain transactions and impairment considerations involving equity method investments. This issue is effective in fiscal years beginning on or after December 15, 2008. The adoption of EITF 08-6 is not expected to have a material impact on our financial condition, results of operations or cash flows.

EITF 07-5 – In December 2008, the FASB issued EITF 07-5, Determining Whether an Instrument (or Embedded feature) is Indexed to an Entity’s Own Stock. This EITF was issued to address concerns regarding the meaning of the phrase “indexed to an entity’s own stock” within the application of SFAS No. 133 and EITF Issue 00-19. This issue is effective for fiscal years beginning on or after December 15, 2008. The adoption of EITF 07-5 is not expected to have a material impact on our financial condition, results of operations or cash flows.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

Risk Management

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Market Risk and Credit Risk.” We do not believe we face any material interest rate risk, foreign currency exchange risk, equity price risk or other market risk except as disclosed in Item 7 “ – Market Risk and Credit Risk” above.